Exhibit 4.67

Private & Confidential	Conformed Copy

DATED 29 JUNE 2006

as amended and restated by

a Deed of Amendment and Restatement No.1

dated 1 September, 2006

FACILITY GUARANTEE

in relation to a

REVOLVING CREDIT FACILITY AGREEMENT

of up to US$850,000,000

to

BLUEWATER HOLDING B.V.

BLUEWATER ENERGY SERVICES B.V.

BLUEWATER (AOKA MIZU) N.V.

provided by the banks

and financial institutions herein

arranged by

ING BANK N.V.

Facility Agent:  ING BANK N.V.

Contents

Clause		Page

1	Definitions	2

2	Interpretation	2

3	Guarantee	4

4	Security provisions	6

5	Application of monies	9

6	Representations and Warranties	9

7	Covenants	15

8	Powers of Security Trustee to protect security and remedy defaults	23

9	Powers of the Security Trustee on Facility Event	23

10	Further assurance	24

11	Payments and Taxes	24

12	Losses	27

13	Benefit and burden/assignment	27

14	Limitations and Rights of Contribution	29

15	Notices	29

16	Law and Jurisdiction	30

17	Miscellaneous	30

Schedule 1 Guarantee Accession Deed		32

THIS GUARANTEE is dated 29 JUNE, 2006 and is made BETWEEN:

(1)                        AURELIA ENERGY N.V., a company incorporated under the laws of The Netherlands Antilles, with company number 65489, whose registered office is at Landhuis Joonchi, Kaya Richard J. Beaujon z/n, Curaçao, The Netherlands Antilles;

(2)                        BLUEWATER ENERGY N.V., a company incorporated under the laws of The Netherlands Antilles, with company number 63983, and having its legal seat in Curaçao, whose registered office is at Landhuis Joonchi, Kaya Richard J. Beaujon z/n, Curaçao, The Netherlands Antilles;

(3)                        BLUEWATER OFFSHORE PRODUCTION SYSTEMS LIMITED, a company incorporated under the laws of Malta, with company number C32259, whose registered office is at 48, Sqaq Nru. 2, Triq ix-Xatt, Pieta’, MSD 08, Malta;

(4)                        BLUEWATER FLOATING PRODUCTION B.V., a company incorporated under the laws of The Netherlands, with company number 34130591, whose registered office is at Marsstraat 33, 2132 HR, Hoofddorp, The Netherlands;

(5)                        BLUEWATER (BLEO HOLM) N.V., a company incorporated under the laws of The Netherlands Antilles, with company number 63982, and having its legal seat in Curaçao, whose registered office is at Landhuis Joonchi, Kaya Richard J. Beaujon z/n, Curaçao, The Netherlands Antilles;

(6)                        BLUEWATER (GLAS DOWR) N.V., a company incorporated under the laws of The Netherlands Antilles, with company number 73347, and having its legal seat in Curaçao, whose registered office is at Landhuis Joonchi, Kaya Richard J. Beaujon z/n, Curaçao, The Netherlands Antilles;

(7)                        BLUEWATER (HAEWENE BRIM) N.V., a company incorporated under the laws of The Netherlands Antilles, with company number 88020, whose registered office is at Landhuis Joonchi, Kaya Richard J. Beaujon z/n, Curaçao, The Netherlands Antilles;

(8)                        BLUEWATER (MUNIN) N.V., a company incorporated under the laws of Netherlands Antilles, with company number 87273, and having its legal seat in Curaçao, whose registered office is at Landhuis Joonchi, Kaya Richard J. Beaujon z/n, Curaçao, The Netherlands Antilles;

(9)                        BLUEWATER OFFSHORE PRODUCTION SYSTEMS N.V., a company incorporated under the laws of The Netherlands Antilles, with company number 63981, and having its legal seat in Curaçao, whose registered office is at Landhuis Joonchi, Kaya Richard J. Beaujon z/n, Curaçao, The Netherlands Antilles;

(10)                  BLUEWATER INTERNATIONAL B.V., a company incorporated under the laws of The Netherlands, with company number 34130590, whose registered office is at Marsstraat 33, 2132 HR, Hoofddorp, The Netherlands;

(11)                  LUFENG DEVELOPMENT COMPANY ANS, a partnership established under the laws of Norway, with registration number 976 744 705, whose registered office is at c/o Advokatfirmaet Schjodt AS, Dronning Mauds Gate 11, PO Box 2444 Solli, 0201 Oslo, Norway;

(12)                  BLUEWATER SERVICES (UK) LIMITED, a company incorporated under the laws of England and Wales, with company number 3253206, whose registered office is at 15 Appold Street, London EC2A 2HB, England;

(13)                  BLUEWATER ETTRICK PRODUCTION (UK) LIMITED, a company incorporated under the laws of England and Wales, with company number 5734666, whose registered office is at 15 Appold Street, London, EC2A 2HB, England;

(14)                  BLUEWATER (FLOATING PRODUCTION) LIMITED, a company incorporated under the laws of England and Wales, with company number 3291793, whose registered office is at 15 Appold Street, London EC2A 2HB, England;

(15)                  BLUEWATER OPERATIONS (UK) LIMITED, a company incorporated under the laws of England and Wales, with company number 2982172, whose registered office is at 15 Appold Street, London EC2A 2HB, England;

(16)                  BLUEWATER (UK) LIMITED, a company incorporated under the laws of England and Wales, with company number 3138155, whose registered office is at 15 Appold Street, London EC2A 2HB, England;

(17)                  PIERCE PRODUCTION COMPANY LIMITED, a company incorporated under the laws of England and Wales, with company number 3492253, whose registered office is at 15 Appold Street, London EC2A 2HB, England;

(18)                  BLUEWATER ENERGY SERVICES B.V., a company incorporated under the laws of The Netherlands, with company number 34088044, whose registered office is at Marsstraat 33, 2132 HR, Hoofddorp, The Netherlands, as Bluewater agent; and

(19)                  ING BANK N.V., a company incorporated under the laws of The Netherlands, acting through its Amsterdam head office at de Amsterdamse Poort, Bijlmerplein 888, PO Box 1800, 100 BV Amsterdam, The Netherlands (acting as Security Trustee for and on behalf of the Facility Beneficiaries).

WHEREAS:

(A)                              Pursuant to the Credit Agreement, the Banks have agreed to make available to the Borrowers a credit facility of up to $850,000,000.

(B)                                The execution and delivery by each of the parties hereto of this Guarantee is a condition precedent to the obligations of the Facility Beneficiaries under and pursuant to the Credit Agreement including, in particular, the obligations of the Banks to make available to the Borrowers the credit facility referred to in Recital (A) above.

NOW THIS GUARANTEE WITNESSES AND IT IS HEREBY AGREED as follows:

1                               Definitions

Words and expressions defined in schedule 9 to the Credit Agreement shall bear the same respective meanings when used in this Guarantee (and each of the parties to this Guarantee confirms, represents and warrants that it has received a copy of the Credit Agreement including that Schedule 9), and

“Credit Agreement” means the revolving credit facility agreement of up to $850,000,000 made between, among others, Bluewater Holding B.V., Bluewater Energy Services B.V. and Bluewater (Aoka Mizu) N.V. as borrowers, the banks referred to therein as Banks and ING Bank N.V. as Security Trustee.

2                               Interpretation

2.1                     Heading and Table of Contents

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Guarantee.

2.2                     Interpretations

In this Guarantee, unless the context otherwise requires:

2.2.1              references to clauses and schedules shall be construed as references to clauses of and schedules to this Guarantee and references to this Guarantee include its schedules;

2.2.2              references to (or to any specified provision of) this Guarantee or any other document shall be construed as references to this Guarantee, that provision or that document as in force for the time being and as amended in accordance with the terms thereof with the consent of all relevant parties pursuant to any relevant provision of this Guarantee and clause 13.2 of the Deed of Proceeds and Priorities;

2.2.3              references to a “regulation” include any regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity;

2.2.4              words importing the plural include the singular and vice versa;

2.2.5              references to a time of day are to the time in Amsterdam, The Netherlands on the relevant day; and

2.2.6              references to a statutory provision shall be construed as references to that provision as from time to time replaced, amended and re-enacted;

2.2.7              references to a Default being “continuing” shall be construed as a reference to a Default which has not been cured or remedied or waived in writing; and

2.2.8              references to any person shall be construed so as to include its successors in title, permitted assigns and permitted transferees.

2.3                     Conflicts

This Guarantee shall be read together with the Credit Agreement but in the case of any conflict between any provision of this Guarantee, on the one hand, and any provision of the Credit Agreement, on the other hand, the relevant provision of the Credit Agreement shall prevail.

2.4                     Benefit

All representations, warranties, covenants, guarantees, undertakings, agreements, obligations and liabilities made, given, undertaken, assumed or incurred by any Guarantor under or pursuant to this Guarantee are made, given, undertaken, assumed or incurred to, with or, as the case may be, for the benefit of the Security Trustee for and on behalf of, and as trustee for, each of the Facility Beneficiaries upon and subject to the terms of the Deed of Proceeds and Priorities.

2.5                     Consents and Discretion

Wherever in this Guarantee any Guarantor covenants, undertakes or agrees with or to the Security Trustee that it will not do any act or thing, that Guarantor may do such act or thing if it obtains the prior written consent of the Security Trustee thereto, provided always that (as that Guarantor hereby acknowledges and agrees) the Security Trustee may give or withhold any such consent requested in its absolute discretion and, in any event, shall act in accordance with the instructions of the Facility Agent in relation to any such request for consent (upon and subject to the terms and conditions of the Credit Agreement and Deed of Proceeds and Priorities).

2.6                     Facility Agent

Each Guarantor acknowledges and agrees to the provisions of clause 6.18 of the Deed of Proceeds and Priorities pursuant to which the Security Trustee has appointed the Facility Agent as its agent for the purposes of all and any requests, consents, instructions, directions, notices, demands or other communications which are to be given, made or issued by the Security Trustee under or pursuant to this Guarantee.

2.7                     Bluewater Agent

2.7.1              Each Guarantor by its execution of this Guarantee or a Guarantee Accession Deed irrevocably appoints the Bluewater Agent to act on its behalf as its agent in relation to the Facility Documents and irrevocably authorises:

(a)              the Bluewater Agent on its behalf to supply all information concerning itself contemplated by any Facility Document to the Facility Beneficiaries and to give all notices and instructions, to execute on its behalf any Credit Agreement Supplemental Agreement, DPP Supplemental Deed or other additional Security Document, to make such agreements and to effect the relevant amendments, capable of being given, made or effected by any Guarantor notwithstanding that they may affect the Guarantor, without further reference to or the consent of that Guarantor; and

(b)             each Facility Beneficiary to give any notice, demand or other communication to that Guarantor pursuant to the Facility Documents to the Bluewater Agent,

and in each case the Guarantor shall be bound as though the Guarantor itself had given the notices and instruction or executed or made the agreements or effected the amendments, or received the relevant notice, demand or other communication.

2.7.2              Every act, omission, agreement, undertaking, settlement, waiver, amendment, notice or other communication given or made by the Bluewater Agent or given to the Bluewater

Agent under any Facility Document on behalf of any Guarantor or in connection with any Facility Document (whether or not known to any other Guarantor and whether occurring before or after such other Guarantor became a Guarantor under any Facility Document) shall be binding for all purposes on that Guarantor as if that Guarantor had expressly made, given or concurred with it.  In the event of any conflict between any notices or other communications of the Bluewater Agent and any Guarantor, those of the Bluewater Agent shall prevail.

3                               Guarantee

3.1                     Guarantee and Covenant

In consideration of the Relevant Consideration, each Guarantor hereby unconditionally and irrevocably guarantees and covenants to the Security Trustee that it will, on first demand by the Security Trustee, pay and repay all monies and satisfy, perform and discharge all obligations and liabilities now or hereafter owing or payable, undertaken, incurred or assumed by the Obligors or any of them to or in favour of the Facility Beneficiaries or any of them under or pursuant to the Credit Agreement and the other Facility Documents (or any of them), in each case when such monies, obligations and liabilities become due for payment, repayment, satisfaction, performance or (as the case may be) discharge, whether by acceleration or otherwise, and whether such monies, obligations and liabilities are express or implied, present or future, actual or contingent, joint or several, incurred as principal or surety, denominated in Dollars or in any other currency, or are or become owing, payable, undertaken, incurred or assumed in any other manner whatsoever.

3.2                     Interest, Losses and Expenses

The guarantee and covenant of each Guarantor in clause 3.1 extends to, and includes (without limitation), and each Guarantor guarantees and covenants to the Security Trustee that it will, on demand by the Security Trustee, pay, on a full and unqualified indemnity basis:

3.2.1              interest payable pursuant to the Credit Agreement and the other Facility Documents (or any of them) in respect of monies, obligations and liabilities now or hereafter owing, payable, undertaken, incurred or assumed by the Obligors or any of them to or in favour of the Facility Beneficiaries or any of them under or pursuant to the Credit Agreement and the other Facility Documents (or any of them) at the rate and in respect of the period determined in accordance with the relevant provisions of the Credit Agreement or, as the case may be, such other Facility Document;

3.2.2              all Losses suffered, incurred or paid by the Security Trustee or any other Facility Beneficiary as a result of, or otherwise in connection with, any failure by the Obligors (or any of them) to pay, repay, satisfy, perform or (as the case may be) discharge when due such monies, obligations and liabilities (or any of them); and

3.2.3              the Expenses.

3.3                     Indemnity

As a separate and independent obligation, each Guarantor agrees that if any purported obligation or liability of the Obligors (or any of them) which would have been the subject of the guarantee and covenant in clause 3.1 had it been valid and enforceable is not or ceases to be valid or enforceable on any ground whatsoever (including, without limitation, any irregular exercise by, any absence of any corporate power of, any lack of authority of, or any breach of duty by, any person purporting to act on behalf of any Obligor, any legal or other limitation, whether under the Limitation Acts or otherwise, or any disability or Incapacity, or any change in the constitution of, any Obligor), whether or not known to the Security Trustee or any other Facility Beneficiary, that Guarantor shall nevertheless be liable to the Security Trustee in respect of that purported obligation or liability as if the same were fully valid and enforceable and that Guarantor were the principal debtor in respect thereof.  Each Guarantor agrees to keep the Security Trustee and each other Facility Beneficiary fully indemnified, on demand by the Security Trustee, against all and any Losses incurred, suffered or paid by the Security Trustee or any other Facility Beneficiary as a result of, or otherwise in connection with, any such purported obligation or liability not being, or ceasing to be, valid or enforceable.

3.4                     Maximum principal amount

The maximum principal amount guaranteed under clause 3.1 is eight hundred and fifty million Dollars ($850,000,000) (or such higher amount as the Bluewater Agent on behalf of the Guarantors may from time to time agree), but without prejudice to the guarantee thereunder of all other monies, obligations and liabilities referred to therein.

4                               Security provisions

4.1                     Statements of account conclusive

Any certificate or determination of the Security Trustee as to the Facility Obligations or any of them, or any other amount payable by any Obligor or any of them under or pursuant to this Guarantee or any other Facility Document, shall, in the absence of manifest error, be binding and conclusive on and against each Guarantor.

4.2                     No security taken by any Guarantor

Each Guarantor warrants that it has not taken or received, and undertakes that, until all of the Facility Obligations have been paid, repaid, satisfied, performed and discharged in full, it will not take or receive, the benefit of any security from the Obligors (or any of them) or any other person in respect of, or otherwise in connection with, the Facility Guarantee Obligations, or the guarantee under this Guarantee. If, contrary to the foregoing provisions of this clause 4.2, any Guarantor takes or receives the benefit of any security or receives or recovers any monies or other property thereunder, such security, money or other property shall be held on trust for the Security Trustee and shall be delivered to the Security Trustee on demand.

4.3                     Interest

Each Guarantor agrees to pay interest on each amount demanded of it by the Security Trustee under or pursuant to this Guarantee (i) (if and to the extent that the amount so demanded constitutes Losses of the nature referred to in clause 5.2 of the Credit Agreement and is paid by that Guarantor within five (5) Banking Days of the date of demand by the Security Trustee) at the rate of interest applicable at that time to that amount pursuant to clause 3.1 of the Credit Agreement, or (ii) (in all other circumstances) at the Default Rate, in each case, from the date of demand by the Security Trustee to the date of payment (after as well as before judgment).  Such interest shall, if it is not paid when demanded by the Security Trustee, be compounded at the end of each period determined for this purpose by the Security Trustee, but without prejudice to the Security Trustee’s right to require payment of such interest. To the extent that interest on any amount demanded under this Guarantee also accrues on the same amount under the Credit Agreement or any other Facility Document in respect of which a similar demand has been made by the Security Trustee or any other Facility Beneficiary, there shall be no double-counting of interest on that amount and each payment of interest on that amount by the relevant person under this Guarantee or under the Credit Agreement or that other Facility Document shall be a pro tanto discharge of the corresponding liability of any other person to pay interest on that amount.

4.4                     Continuing guarantee

The guarantee under this Guarantee, the obligations and liabilities of each Guarantor under and pursuant to this Guarantee and the powers, rights and remedies of the Security Trustee under and pursuant to this Guarantee shall:

4.4.1              be held by the Security Trustee as a continuing security for the payment, repayment, satisfaction, performance and discharge of the Facility Obligations and shall not be satisfied by any intermediate payment, repayment, satisfaction, performance or discharge of any part of  the Facility Obligations (or by any settlement of accounts between any person and the Security Trustee or any other Facility Beneficiary) and shall remain in full force and effect until the Facility Obligations have been paid, repaid, performed, satisfied and discharged in full (which expression shall not embrace any payment or dividend  of less than 100% in any Insolvency Event in relation to any Guarantor or any other person);

4.4.2              guarantee the Facility Obligations whether or not the Credit Agreement or any of the other Facility Documents shall have been terminated, whether following the occurrence of a Facility Event or otherwise;

4.4.3              be in addition to, and shall not in any way prejudice, limit, discharge, reduce or affect, and may be enforced by the Security Trustee without prior recourse to, the security created by or under, or any power, right or remedy of the Security Trustee or any other Facility Beneficiary under or pursuant to, any other Facility Document or any present or future Collateral Instrument or as a matter of law;

4.4.4              not be in any way prejudiced, limited, discharged, delayed, reduced or affected by the existence of any other Facility Document, any present or future Collateral Instrument, or any power, right or remedy of the Security Trustee or any other Facility Beneficiary, or by any of the same being or becoming wholly or in part void, voidable, invalid or unenforceable on any ground whatsoever;

4.4.5              not be in any way prejudiced, limited, discharged, delayed, reduced or affected by the Security Trustee or any other Facility Beneficiary (i) granting any time, indulgence or concession to any Guarantor, any Obligor or any other person, or compounding with any person in relation to, or exchanging, discharging, releasing or varying, any obligation or liability of any Guarantor, any Obligor or any other person, (ii) granting, renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever, (iii) concurring in, accepting or varying any compromise, arrangement or settlement, or (iv) omitting to claim or enforce payment from any Guarantor, any Obligor or any other person;

4.4.6              not be in any way prejudiced, limited, discharged, delayed, reduced or affected by any change in the name, style or constitution of, or any amalgamation or reconstruction of, any Guarantor, any Obligor or any other person, or any Incapacity or other circumstances in relation to any Guarantor, any Obligor or any other person, whether or not known to the Security Trustee or any other Facility Beneficiary; and

4.4.7              not be in any way prejudiced, limited, discharged, delayed, reduced or affected by any act or omission which would not have prejudiced, limited, discharged, delayed, reduced or affected the obligations and liabilities of any Guarantor, the guarantee under this Guarantee or the rights, powers and remedies of the Security Trustee, had that Guarantor been a principal debtor instead of a guarantor or by anything done or omitted which but for this provision might operate to prejudice, limit, reduce, discharge, delay or affect such obligations and liabilities, such security or such powers, rights and remedies.

4.5                     Rights additional

Each of the rights, powers and remedies vested in, or otherwise available to, the Security Trustee under and pursuant to this Guarantee may be exercised from time to time and as often as the Security Trustee or any other Facility Beneficiary may deem appropriate.

4.6                     Waiver of rights

Each Guarantor agrees that it will, throughout the Facility Security Period:

4.6.1              not exercise any rights of subrogation, reimbursement, indemnity or contribution against any Obligor or any other person liable for the Facility Obligations, in each case, in relation to the Facility Guarantee Obligations;

4.6.2              not demand or accept any Collateral Instrument in respect of any right referred to in clause 4.6.1 or dispose of any such right;

4.6.3              not take any step to enforce any right against any Obligor or any other person liable for the Facility Obligations, in each case, in relation to the Facility Guarantee Obligations;

4.6.4              not initiate or take any action which would result in any Insolvency Event in relation to any Obligor or any other person liable for the Facility Obligations;

4.6.5              not claim or prove in any Insolvency Event in relation to any Obligor or any other person liable for the Facility Obligations, in each case, in relation to the Facility Guarantee Obligations;

4.6.6              not have the benefit of, or share in, any payment from, or composition with any Obligor or any other person liable for the Facility Obligations, in each case, in relation to the Facility Guarantee Obligations; and

4.6.7              if so directed by the Security Trustee, prove in any Insolvency Event in relation to any Obligor or any other person liable for the Facility Obligations, in each case, in relation to the Facility Guarantee Obligations, for the whole or any part of any claim which it may have in relation to any of its otherwise waived rights referred to in the foregoing paragraphs of this clause 4.6 and on terms that the benefit of such proof and of all monies received by it in respect thereof shall be held on trust for the Facility Beneficiaries and applied in or towards discharge of Facility Guarantee Obligations in such manner as the Security Trustee may deem appropriate.

4.7                     Suspense account

All monies received under or pursuant to this Guarantee (whether before or after any Incapacity of any Obligor) may, if a Facility Event has occurred, be placed to the credit of an interest bearing suspense account with a view to preserving the rights of the Facility Beneficiaries (or any of them) to prove for the whole of their claims against the Obligors and each other person liable or may be applied in or towards satisfaction of the Facility Obligations in such manner as the Security Trustee may deem appropriate.

4.8                     Settlements conditional

Any release, reassignment, discharge or settlement between the Security Trustee, on the one hand, and any Obligor or any other person, on the other hand, shall be conditional upon the security, disposition, satisfaction, performance, discharge, payment or repayment to which such release, reassignment, discharge or settlement relates not being or becoming void, voidable, set aside or ordered to be refunded and if such condition shall not be satisfied the Security Trustee shall be entitled to enforce this Guarantee subsequently as if such release, reassignment, discharge or settlement had not occurred and such security, disposition, satisfaction, performance, discharge, repayment or payment had not been made.

4.9                     Collateral Instruments

Neither the Security Trustee nor any other Facility Beneficiary shall be obliged to make any claim or demand on any Obligor or to enforce or realise any Collateral Instrument or other means of payment now or hereafter held by or available to it before enforcing this Guarantee and no action taken or omitted by the Security Trustee or any other Facility Beneficiary in connection with any Collateral Instrument or other means of payment shall delay, discharge, limit, reduce, prejudice or affect the obligations and liabilities of any Guarantor under and pursuant to, or the guarantee under, this Guarantee nor shall the Security Trustee or any other Facility Beneficiary be obliged to apply any monies or other property received or recovered in consequence of any enforcement or realisation of any Collateral Instrument or other means of payment in reduction of the Facility Obligations.

4.10              Retention of this Guarantee

The Security Trustee shall be entitled to retain this Guarantee after as well as before the payment, repayment, performance, satisfaction and discharge of all of the Facility Obligations for such period as the Security Trustee, acting reasonably,  may deem appropriate.

5                               Application of monies

All Facility Proceeds received by the Security Trustee from or on behalf of the Guarantors or any of them pursuant to this Guarantee shall be paid by the Security Trustee to the Facility Agent for application in accordance with clause 4.2 of the Credit Agreement.

6                               Representations and Warranties

6.1                       Each Guarantor represents and warrants to the Security Trustee that:

6.1.1              due incorporation

it is duly incorporated and validly existing in good standing under the laws under which it was incorporated or formed, as the case may be, and has power to carry on its business as it is now being conducted and to own its property and other assets;

6.1.2              corporate power

it has power to execute, deliver and enter into, and perform its obligations under, this Guarantee, each other Facility Document to which it is, or is to be, a party and each of the Assigned Documents to which it is, or is to be, a party, and all necessary corporate, shareholder and other action has been taken to authorise such execution, delivery, entry into and performance and no limitation on its powers will be exceeded as a result of such execution, delivery, entry into and performance;

6.1.3              binding obligations

subject to any applicable Reservations, this Guarantee, each other Facility Document to which it is, or is to be, a party and each of the Assigned Documents to which it is, or is to be, a party constitutes or will, when executed, constitute its valid and legally binding obligations enforceable in accordance with their respective terms;

6.1.4              no conflict with other obligations

its execution, delivery and entry into of, and the performance of its obligations under, and the compliance by it with the provisions of, this Guarantee, each other Facility Document  to which it is, or is to be, a party and each of the Assigned Documents to which it is, or is to be, a party has not and will not (i) subject to any applicable Reservations, contravene in any material respect any existing applicable law, statute, rule or regulation, or any judgment, decree or permit, to which it is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or is subject or by which it or any of its assets is bound, which conflict, breach or default would constitute a Material Adverse Effect (iii) contravene or conflict with any provision of its Constitutive Documents, or (iv) result in, or oblige it or any of its Related Companies to create, any Encumbrance (other than a Permitted Encumbrance) over or in relation to any of its assets or any of the assets of its Related Companies;

6.1.5              no Insolvency Event

no Insolvency Event (or other event or circumstance which, with the giving of notice, lapse of time or the satisfaction of any other condition (or any combination thereof), would, or might reasonably be expected to, constitute, or result in, an Insolvency Event) has occurred in relation to it or any other Obligor or (after the Implementation Date) Aurelia Holding or any of its or their respective assets;

6.1.6              no filings

subject as hereinafter provided, it is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Guarantee, any other Facility Document to which it is, or is to be, a party or any of the Assigned Documents to which it is, or is to be, a party that they or any other instrument be notarised, consularised or legalised, or filed, recorded, registered or enrolled, in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of this Guarantee, those Facility Documents and those Assigned Documents and this Guarantee, each such Facility Document and each such Assigned Document is in proper form for its enforcement in the courts of each Relevant Jurisdiction; the matters to which the foregoing representations and warranties are subject are (A) the registration of certain of the Facility Documents with the Registrar of Companies pursuant to Section 395 of the Companies Act 1985, (B) the registration of each of the Mortgages with The Netherlands Antilles Office of the Registrar of Mortgages and Ship Documents, (C) the deregistration by The Netherlands Antilles Office of the Registrar of Mortgages and Ship Documents of those mortgages which are, at the date hereof, registered with The Netherlands Antilles Office of the Registrar of Mortgages and Ship Documents in respect of each Vessel, (D) the registration and stamp duties payable in The Netherlands Antilles in respect of the Mortgages and any other Facility Document or Assigned Document which is executed in The Netherlands Antilles or is presented before the Courts of The Netherlands Antilles in accordance with The Netherlands Antilles Stamp Regulation and Registration Regulation, and (E) the filings required to be made pursuant to the Maltese Companies Act, 1995 in relation to the BOPS Share Pledge;

6.1.7              choice of law

subject to any applicable Reservations, the choice of the laws of England and Wales to govern those of the Facility Documents to which it is, or is to be, a party which are expressed to be governed by the laws of England and Wales and the submission by it under those Facility Documents to the jurisdiction of the English courts are each valid and binding;

6.1.8              no immunity

subject to any applicable Reservations, neither it nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

6.1.9              consents

each consent, authorisation, licence and approval of, and every registration with and declaration to, any Government Entity required by it to authorise, or otherwise in connection with, the execution, delivery, entry into, validity, enforceability, priority or admissibility in evidence of, or the performance by it of its obligations under, this Guarantee, each other Facility Document to which it is, or is to be, a party and each of the Assigned Documents to which it is, or is to be, a party has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same which constitutes a Material Adverse Effect;

6.1.10        ownership of Subsidiaries

as at Closing, each of the Bluewater Group Members will be an Owned and Controlled Subsidiary of Aurelia Energy;

6.1.11        only Subsidiaries

as at Closing, the only Subsidiaries of Aurelia Energy will be those companies which appear in the organisational chart set out in schedule 12 to the Credit Agreement and Bluewater Finance;

6.1.12        pari passu

its obligations under this Guarantee and each other Facility Document to which it is, or is to be, a party are its direct, general and unconditional obligations and rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any Indebtedness the obligations in respect of which are mandatorily preferred by law and not by contract;

6.1.13        information

all information, exhibits and reports furnished by it to all or any of the Facility Beneficiaries in connection with the Information Memorandum and/or the negotiation, preparation and completion of the Facility Documents and the transactions thereby contemplated is true, complete and accurate in all material respects, is not misleading and does not omit material facts, all reasonable enquiries have been made to verify the facts, statements, opinions and assumptions contained therein, all opinions and assumptions contained therein have been made in good faith and on a reasonable basis, and there is no other information, exhibits, reports or facts the omission of which would make any fact, statement, opinion or assumption  therein misleading or which is otherwise relevant (as determined by it, acting reasonably) to the Facility Documents and the transactions thereby contemplated;

6.1.14        accounts and financial statements correct and complete

the financial statements of Aurelia Energy most recently delivered to the Facility Agent have been properly prepared and present fairly and accurately the financial position of it as at the date of those financial statements and the results of its operations for the financial year to which those financial statements relate and, as at that date, it had no material liabilities (contingent or otherwise) or unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, those financial statements; and

6.1.15        copies true and complete

the copies of each Facility Document to which it is, or is to be, a party and each of the Assigned Documents to which it is, or is to be, a party delivered or to be delivered to the Facility Agent and/or the Security Trustee are, or will when delivered be, true and complete copies of those Facility Documents and those Assigned Documents and there have been, or will when delivered have been, no amendments thereto nor any breach or default thereunder which, in the case of the Assigned Documents only, constitutes a Material Adverse Effect;

6.1.16        Equipment documents

there are no material contracts, agreements or arrangements between any Bluewater Group Member and any other person relating to or in connection with the Equipment other than those which constitute Assigned Documents or Economic Documents; and

6.1.17        organisation chart

at Closing, the organisation chart and table set out in Parts 1 and 2, respectively, of Schedule 12 of the Credit Agreement will be true, complete and accurate in all material respects, and shows the following information:

(a)                               each Bluewater Group Member, including its current name and company registration number, its jurisdiction of incorporation and/or establishment, and whether a company is not a company with limited liability; and

(b)              all minority interests in any Bluewater Group Member.

6.2                       Each Guarantor further represents and warrants to the Security Trustee that:

6.2.1              no litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of any of its officers, threatened against it or any of the other Obligors or (after the Implementation Date) Aurelia Holding which constitutes a Material Adverse Effect;

6.2.2              no default under other Financial Indebtedness

none of it, any of the Bluewater Group Members or (after the Implementation Date) Aurelia Holding is (nor would it or any of them, with the giving of notice, lapse of time, determination of materiality or the satisfaction of any other condition (or any combination thereof), be) in breach of or in default under any agreement relating to Financial Indebtedness to which it or any of them is a party or by which it or any of them, or any of its or their respective assets, is bound if the relevant Financial Indebtedness is in an amount in excess of ten million Dollars ($10,000,000) or, when aggregated with any other Financial Indebtedness in relation to which any of the events referred to in the foregoing provisions of this clause 6.2.2 has occurred, is of an amount in excess of forty million Dollars ($40,000,000) (or, in each case, the equivalent thereof in any other currency);

6.2.3              material adverse change

there has been no Material Adverse Change from the financial condition set forth in the financial statements referred to in clause 6.1.14 since the date on which those financial statements were prepared;

6.2.4              no withholding Taxes

no Taxes are imposed by withholding or otherwise on any amount payable by it under or pursuant to this Guarantee, each other Facility Document to which it is, or is to be, a party and each of the Assigned Documents to which it is, or is to be, a party (or any of them) or are imposed on or by virtue of its entry into, execution and delivery of, and the performance of its obligations under, this Guarantee, those Facility Documents and those Assigned Documents (or any of them) or any other deed, document, agreement or other instrument to be executed or delivered by it under or pursuant to any of the foregoing which constitutes a Material Adverse Effect;

6.2.5              freedom from Encumbrances

it is the legal and beneficial owner of the Assigned Property of it and, with effect from Closing, neither that Assigned Property, nor any part thereof, will be subject to any Encumbrance (other than Permitted Encumbrances);

6.2.6              environmental matters

except as may already have been disclosed by it in writing to, and acknowledged in writing by, the Facility Agent and (having made due enquiry) to the best of the knowledge and belief of it and its officers:

(a)                        all Environmental Laws applicable to the Relevant Equipment have been complied with and all consents, licences and approvals required under such Environmental Laws have been obtained and complied with;

(b)                       no Environmental Claim has been made or threatened or is pending against it, any member of the Bluewater Group, Aurelia Energy or any Relevant Equipment which has not been fully satisfied; and

(c)                        there has been no Environmental Incident,

except to the extent that all actual and potential claims arising out of the relevant non-compliance, Environmental Claim or Environmental Incident, either alone or when aggregated with all other such actual and potential claims against any Bluewater Group Member, Aurelia Energy and/or any Relevant Equipment, are of an amount of less than ten million Dollars ($10,000,000) (or the equivalent thereof in any other currency); and

6.2.7              Core business

the core business of the Bluewater Group is the Core Business and the Bluewater Group owns at least four (4) FPSOs which are Equipment.

6.3                       On and as of the date hereof and (except in relation to the representation and warranty in clause 6.1.11) the date of each Drawdown Notice, the date of each Advance and (except in relation to the representations and warranties in clause 6.2) each Interest

Payment Date, each Guarantor shall make or, as the case may be, shall be deemed to repeat the representations and warranties made by it in clauses 6.1 and 6.2 (other than 6.1.5, 6.1.6, 6.1.13, 6.2.1, 6.2.2, 6.2.4 and 6.2.5) as the case may be, as if made with reference to the facts and circumstances existing on that date.

6.4                       If, prior to the date any representation or warranty (“Repeating Representation”) is made or deemed to be repeated after the Drawdown Date, pursuant to clause 6.3 the Bluewater Agent has informed the Facility Agent in writing that any Repeating Representation is no longer correct or accurate and the Facility Agent (acting on the instructions of the Majority Banks acting reasonably) agrees on or prior to the date falling ten (10) Banking Days after the date the Facility Agent receives that information that the relevant Repeating Representation should be varied to the extent necessary so that the relevant incorrectness or inaccuracy shall not constitute a breach of that Repeating Representation, as and from the date of such agreement no breach of that Repeating Representation shall occur, provided however, for the avoidance of doubt, that this clause 6.4 shall not apply to any representation or warranty made or deemed to be made on the date of this Guarantee or on the date of the first Drawdown Notice as a consequence of a breach of such representation or warranty made or deemed to be made on the date of this Guarantee or the date of the first Drawdown Notice, as the case may be.

6.5                       If the Facility Agent fails to respond within ten (10) Banking Days of the date of it receiving the written information from the Bluewater Agent referred to in clause 6.4, the Banks shall be deemed to have agreed, as of the eleventh (11th) Banking Day falling after the date of receipt referred to above, that the relevant Repeating Representation should be varied to the extent necessary so that the relevant incorrectness or inaccuracy shall not constitute a breach of that Repeating Representation.

7                               Covenants

7.1                       Each Guarantor covenants to the Security Trustee that it will:

7.1.1              information

forthwith upon becoming aware of it inform the Facility Agent of (a) the occurrence of any Insolvency Event (or any other event or circumstance which, with the giving of notice, lapse of time or satisfaction of any other condition (or any combination thereof), would, or might reasonably be expected to, constitute, or result in, an Insolvency Event) in relation to any Obligor or (after the Implementation Date) Aurelia Holding, (b) any Default, any Environmental Claim, any litigation, arbitration or administrative proceeding of the nature referred to in clause 6.2.1, (c) any Material Adverse Change, (d) the incurring by any Bluewater Group Member or Aurelia Energy of any Permitted Indebtedness which, either alone or when aggregated with all such other Permitted Indebtedness previously incurred, exceeds twenty million Dollars ($20,000,000), (e) the total projected Project Costs (including for avoidance of doubt, any Project Costs actually expended prior to the relevant time) of the Ettrick Project or, as the case may be, any Unit Project having increased by an amount of more than fifteen million Dollars ($15,000,000) over and above the Project Costs specified in the Initial Budget or, as the case may be, the Forecast relating to that project most recently delivered to the Facility Agent at the relevant time, (f) if at any time any amount in excess of five million Dollars ($5,000,000) payable under or pursuant to any Contract has not been paid by the

Field Operator who is a party to that Contract for a period in excess of thirty (30) days after the due date (including any applicable grace period), that non-payment and of the reason for such non-payment, (g) any material breach or default under any Assigned Document, and (h) the occurrence of the Implementation Date;

7.1.2              confirmation

if and whenever requested by the Facility Agent, confirm to the Facility Agent in writing that no Insolvency Event (or other event or circumstance which, with the giving of notice, lapse of time or satisfaction of any other condition (or any combination thereof), would, or might reasonably be expected to, constitute, or result in, an Insolvency Event) in relation to any Obligor or (after the Implementation Date) Aurelia Holding, no Default and no Environmental Claim, no Material Adverse Change and no material divergence from any Initial Budget has occurred and is continuing;

7.1.3              consents and licences

obtain or cause to be obtained or made, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, each consent, authorisation, licence and approval of, and each registration with and declaration to, any Government Entity and do, or cause to be done, all other acts and things which may from time to time be necessary under applicable law for the continued due performance, satisfaction and discharge by it of all its obligations and liabilities under and pursuant to (a) this Guarantee, each other Facility Document to which it is, or is to be, a party and (b) in all material respects, each of the Assigned Documents to which it is, or is to be, a party;

7.1.4              pari passu

ensure that its obligations under this Guarantee and each other Facility Document to which it is, or is to be, a party are and remain at all times its direct, general and unconditional obligations and rank and continue to rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any Indebtedness the obligations in respect of which are mandatorily preferred by law and not by contract;

7.1.5              financial statements

in the case of Aurelia Energy, properly prepare or cause to be properly prepared (a) financial statements in respect of each financial year and financial statements in respect of each half of each financial year (on the same basis as the annual financial statements), and (b) future financial projections (in form and terms sufficient to enable the Bluewater Agent to make all necessary calculations and determinations in connection with the covenants set out in clauses 7.1.18 to 7.1.22 (inclusive)), and will in each case deliver as many copies of those financial statements and future financial projections as the Facility Agent may reasonably request to the Facility Agent as soon as practicable but in any event not later than one hundred and twenty (120) days (in the case of annual financial statements) or ninety (90) days (in the case of semi-annual financial statements) after the end of the financial period to which they relate. All financial statements delivered hereunder shall be accompanied by the corresponding financial projections referred to above and, in respect of the covenants set out in clauses

7.1.18 to 7.1.22 (inclusive), the Bluewater Agent will deliver a certificate of confirmation to the Facility Agent semi-annually in the Agreed Form;

7.1.6              delivery of reports

deliver to the Facility Agent as many copies as the Facility Agent may reasonably request of each report, circular, notice and similar document issued by the Guarantor to its creditors generally at the same time at which the same is so issued by it to its creditors generally;

7.1.7              provision of further information

without prejudice to its other covenants under this clause 7.1, provide to the Facility Agent such financial and other information concerning it, the financial condition, operations and assets of it, the other Obligors and (after the Implementation Date) Aurelia Holding, as the Facility Agent may from time to time reasonably request;

7.1.8              Notes

without prejudice to its other covenants under this clause 7.1, provide to the Facility Agent copies of all notices issued or received by it under or pursuant to the documentation relating to the Notes;

7.1.9              performance of obligations

pay, repay, perform, satisfy and discharge when due all obligations and liabilities (including, without limitation, obligations and liabilities relating to Taxes and Indebtedness) incurred, assumed or undertaken by it to or in favour of any person unless the relevant obligation or liability is being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) and those proceedings do not involve any likelihood of the arrest, sale, forfeiture or loss of, or of any interest in, the Equipment or any part thereof or the Assigned Property or any part thereof;

7.1.10        applicable law

comply with all national, international and state laws, rules, regulations, treaties and conventions, and all consents, authorisations, licences and approvals of any Government Entity having the force of law or, if not having the force of law, being of a type with which reputable owners or operators of equipment such as the Equipment customarily comply, applicable to it or to any of its assets;

7.1.11        binding obligations

procure that this Guarantee, each other Facility Document to which it is, or is to be, a party and each of the Assigned Documents to which it is, or is to be, a party (subject to any applicable Reservations) constitute and will at all times constitute and continue to constitute its valid and legally binding obligations enforceable in accordance with their respective terms;

7.1.12        corporate existence

maintain in good standing its corporate existence as a limited liability company under the laws under which it was incorporated;

7.1.13        filings

procure that, if it is or becomes necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Guarantee, any other Facility Document to which it is, or is to be, a party or any of the Assigned Documents to which it is, or is to be, a party that they or any other instrument be notarised, consularised or legalised, or filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction, or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the foregoing, such notarisation, consularisation, legalisation, filing, recording, registration or enrolling, or such stamp, registration or similar tax or charge, is effected or, as the case may be, paid;

7.1.14        business

maintain the Core Business as its core business and ensure that the non-current assets employed by the Bluewater Group and Aurelia Energy in the Core Business shall at all times represent at least seventy five per cent. (75%) of the non current assets of the Bluewater Group and Aurelia Energy, as evidenced by the most recent consolidated financial statements of Aurelia Energy;

7.1.15        business interruption insurance

procure that, if at any time the Obligors shall receive earnings for the provision of services in respect of three (3) or less complete FPSOs, the Obligors (unless otherwise agreed by the Majority Banks) shall effect and maintain business interruption insurance (satisfactory to the Facility Agent, acting reasonably) in an amount of not less than sixty thousand Dollars ($60,000) per day per Vessel, subject to a maximum total amount of ten million Dollars ($10,000,000) per incident for such sums and on such terms (after application of an excess of ninety (90) days or such other reasonable excess period as may be agreed by the Security Trustee (with the consent of, and after consultation with, the Majority Banks)), having regard to the terms of the Assigned Documents and what is obtainable in the then current insurance market in relation to business interruption insurance in respect of the same risks as those which are covered by the Insurances which are required to be effected pursuant to clause 10.1.1(a) of the General Assignment;

7.1.16        compliance by Bluewater Group Members

procure that each of the other Obligors performs, satisfies and discharges each of its obligations and liabilities under and pursuant to the Facility Documents to which that Obligor is, or is to be, a party;

7.1.17        FPSO ownership

procure that the Obligors maintain economic ownership of at least four (4) FPSOs which are Equipment;

7.1.18        tangible net worth

ensure that the aggregate of the tangible net worth (including Subordinated Amounts, save for any Indebtedness under the terms of the Notes) of the Bluewater Group and Aurelia Energy (on a consolidated basis) is at all times (i) more than five hundred million Dollars ($500,000,000), and (ii) more than twenty five per cent (25%) of the total assets of the Bluewater Group and Aurelia Energy (on a consolidated basis) adjusted for intangible items, in each case using the accounting and valuation principles applied in preparation of the 2005 financial statements and as determined at each semi-annual accounting period of the Bluewater Group;

7.1.19        Interest Cover Ratio

ensure that the Interest Cover Ratio of the Bluewater Group and Aurelia Energy, as determined at each semi-annual accounting period of the Bluewater Group by reference to the two previous semi-annual accounting periods of the Bluewater Group, is at all times greater than two point five (2.5);

7.1.20        Operating Leverage

ensure that, in relation to each Leverage Calculation Period, Operating Leverage is less than three point zero (3.0);

7.1.21        minimum liquidity amount

procure that the Bluewater Group and Aurelia Energy maintains an aggregate minimum liquidity amount of not less than fifteen million Dollars ($15,000,000) in freely available cash (including availability under the Credit Agreement) or Cash Equivalent Investments, as determined at each semi-annual accounting period of the Bluewater Group;

7.1.22        market value ratio

procure that at all times the Credit does not exceed sixty six point seven per cent. (66.7%) of the Aggregate Fair Market Value at the relevant time;

7.1.23        ownership confirmation

procure that the Managing Director from time to time of Aurelia Energy provides to the Facility Agent, on each anniversary of the date of the Credit Agreement, a written confirmation stating that, to the best of the knowledge, information and belief of that Managing Director, there has been no change in the effective ultimate ownership of Aurelia Energy or, after the Implementation Date, Aurelia Holding;

7.1.24        Bluewater Finance

procure that Bluewater Finance will not (a) undertake, or be otherwise involved in, any business whatsoever, (b) undertake, assume or incur any obligation or liability whatsoever, (c) acquire any assets whatsoever, or (d) enter into any deed, document, agreement, instrument, contract or other arrangement whatsoever, in each case, other than as required for the purposes of the Notes and in accordance with the terms of the Indenture;

7.1.25        Owned and Controlled Subsidiaries

procure that each of the Bluewater Group Members continues, if and for so long as that Bluewater Group Member is an Obligor, from Closing and thereafter throughout the Facility Security Period to be an Owned and Controlled Subsidiary of Aurelia Energy;

7.1.26        financial model

deliver, or procure that there is delivered, to the Facility Agent an updated version of the Financial Model on each anniversary of the Credit Agreement and whenever requested by the Facility Agent, acting reasonably;

7.1.27        construction contracts

forthwith upon becoming aware of it, inform the Facility Agent of the execution of any contract relating to Construction having a value or cost in excess of fifty million Dollars ($50,000,000) entered into by any Bluewater Group Member;

7.1.28        Owners and operators

procure that no person other than a Bluewater Group Member at any time during the Facility Security Period becomes either an Owner or Operator and that prior to any Bluewater Group Member which previously was not Owner or Operator becoming an Owner or, as the case may be, an Operator, the requirements of clause 21.9 of the Credit Agreement are satisfied in full;

7.1.29        Netting Arrangements

procure that at all times during the Facility Security Period the Netting Arrangements do not permit the netting or set-off against any Assigned Account of any amount owing to the Account Bank by any person which is not a Borrower or Guarantor of any negative balance or any account of any person which is not a Borrower or Guarantor;

7.1.30        Forecasts and Project Expenditure Certificates

during any Construction Period relating to the Ettrick Project or any Unit Project, (i) at the end of each quarter during that Construction Period, (ii) promptly after any time the forecast Project Cost of the Ettrick Project or, as the case may be, any Unit Project increases by more than fifteen million Dollars ($15,000,000) over the amount of that Project Cost anticipated in the Forecast most recently previously delivered to the Facility Agent relating to the relevant project, and (iii) promptly as soon as the provisions of clause 2.6.2 of the Credit Agreement become applicable to the Ettrick Project or any Unit Project, deliver, or procure that there is delivered, to the Facility Agent:

(a)              a Forecast; and

(b)             a Project Expenditure Certificate,

in each case relating to the relevant project and updated from the date the list thereof was previously delivered to the Facility Agent and in the circumstances referred to in sub-paragraph (iii) thereafter continue to promptly provide such updated Forecasts and Project Expenditure Certificates in relation to the relevant project as may be reasonably requested by the Facility Agent from time to time;

7.1.31        Excluded Subsidiaries

procure that, simultaneously with any company being removed from Schedule 11 of the Credit Agreement by the operation of paragraph 2 of that Schedule, that company shall become an Additional Guarantor and that the obligations and requirements of clause 7.3.2(a) shall be satisfied and fulfilled in relation to that Company; and

7.1.32        Money Laundering

in relation to the performance and discharge of its obligations and liabilities under this Guarantee or any of the Facility Documents to which it is a party and the transactions and other arrangements effected or contemplated by this Guarantee or any of the Facility Documents to which it is a party, act for its own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

7.2

7.2.1              Aurelia Energy covenants to the Security Trustee that it will procure that any liquidation of Bluewater Energy occurs on a solvent basis and that, prior to any such liquidation:

(a)                       good and beneficial title to all of the issued share capital of BOPS is acquired by Aurelia Energy, free and clear of any Encumbrance whatsoever and Aurelia Energy has entered into a BOPS Share Pledge in favour of the Security Trustee; and

(b)                      any and all obligations and liabilities of Bluewater Energy are discharged and satisfied in full.

7.2.2              Aurelia Energy covenants to the Security Trustee that it will procure that any liquidation of BOPS occurs on a solvent basis and that, prior to any such liquidation:

(a)                       good and beneficial title to all of the issued share capital of BH is acquired by Aurelia Energy, free and clear of any Encumbrance whatsoever;

(b)                      any and all obligations and liabilities of BOPS are discharged and satisfied in full,

(c)                       BOPS is no longer an Owner or Operator; and

(d)                      the Uisge Gorm Quiet Enjoyment Letter is amended or replaced on terms satisfactory to the Facility Agent, acting reasonably.

7.2.3              The Facility Beneficiaries acknowledge that it is anticipated that liquidation of Bluewater Energy and/or BOPS as contemplated by this clause 7.2 may occur during the Facility Security Period and, for this purpose, the Security Trustee is authorised to execute any release documents in respect of Bluewater Energy’s or, as the case may be, BOPS’ obligations under the Facility Documents and, in the case of the liquidation of BOPS, to release the BOPS Share Pledge.

7.3                       Each Guarantor covenants to the Security Trustee that it will not:

7.3.1              no merger or transfer

merge or consolidate with, or transfer all of its assets to, any person unless:

(a)                        the merged entity or transferee is (i) another Obligor or (ii) (in the opinion of the Majority Banks acting reasonably) another person of at least the same creditworthiness as the relevant Guarantor; and

(b)                       the merged entity or transferee expressly and unconditionally assumes (in a manner and on terms acceptable to the Majority Banks acting reasonably) all obligations and liabilities of the relevant Guarantor under and pursuant to each of the Transaction Documents, and each of the Banks agrees that it will promptly consider any matter notified to it in relation to which its opinion or determination is required pursuant to this clause 7.3.1;

7.3.2              Subsidiaries

create or acquire any Subsidiary (other than, in the case of any acquisition, another Obligor) unless:

(a)              if that Subsidiary is not an Excluded Subsidiary or at any time after its creation or acquisition ceases to be an Excluded Subsidiary:

(i)                           upon its creation or acquisition or, as the case may be, upon it ceasing to be an Excluded Subsidiary, the Subsidiary enters into a Guarantee Accession Deed (and provides all of the documents and other evidence listed in clause 4 of the Guarantee Accession Deed), a DPP Supplemental Deed and such other documents as the Facility Agent (acting reasonably) may require; and
(ii)                        the Facility Agent receives an opinion of independent counsel in the jurisdiction in which the Subsidiary is (or, as the case may be, is to be) incorporated and (if different) the jurisdiction in which it has (or, as the case may be, is to have) its principal place of business in a form and on terms in all respects satisfactory to the Majority Banks (which shall include an opinion confirming the effectiveness of the terms of the subordination under the Notes), or

(b)             such Subsidiary is an Excluded Subsidiary; or

(c)              the Facility Agent (acting on the instructions of the Majority Banks) otherwise gives its prior written consent;

7.3.3              disposals

dispose of any of its assets in or in relation to which any Facility Beneficiary holds any Security or which is the subject of any Security Document, whether by one or a series of transactions, related or not, unless the provisions of clause 2.7.3 (b) of the Credit Agreement are complied with and provided however that such disposal shall not result in fewer than four (4) Vessels being subject to security in favour of or for the benefit of the Facility Beneficiaries; or

7.3.4              negative pledge

create or permit to subsist any Encumbrance (other than Permitted Encumbrances) over, or attempt, purport or agree to any of the same, all or any part of its assets in or in relation to which any Facility Beneficiary holds any Security or which is the subject of any Security Document; or

7.3.5              Indebtedness

incur, assume or undertake any Indebtedness other than Permitted Indebtedness; or

7.3.6              Leases and Contracts

enter into any New Contract in relation to any Assigned Document, in each case after the date of this Guarantee, unless the Facility Agent has first confirmed (acting on the instructions of the Majority Banks, acting reasonably) that the counterparty thereto and the form and substance thereof is acceptable to the Facility Agent;  or

7.3.7              disposals

not dispose of or permit any third party right to arise over or in relation to, or create or permit to subsist any Encumbrance over or in relation to, any of the issued voting share capital of any Obligor and will procure that no other person will sell, transfer, assign, discount, pledge, charge or otherwise dispose of or deal with, or permit any third party right to arise over or in relation to, or create or permit to subsist any Encumbrance over or in relation to, all or any of the issued voting share capital of any Obligor.

8                               Powers of Security Trustee to protect security and remedy defaults

8.1                     Protective action

The Security Trustee shall, without prejudice to its other rights, powers and remedies under this Guarantee and the other Facility Documents (or any of them) or as a matter of law, be entitled (but not bound) at any time, and as often as the Security Trustee may deem appropriate, to take all and any such action as the Security Trustee may (acting reasonably) deem appropriate for the purpose of protecting or maintaining the security created by and under this Guarantee and all Expenses attributable thereto (which shall be supported by appropriate written invoices) shall be payable by each Guarantor to the Security Trustee on demand.

9                               Powers of the Security Trustee on Facility Event

9.1                     Powers

Upon the occurrence of any Facility Event (whether or not the Facility Agent shall have issued any Acceleration Notice and whether or not the Security Trustee has made any demand under clause 3.1, but subject always to clause 13.4 of the Credit Agreement), the Security Trustee shall become forthwith entitled to exercise, as and when it deems appropriate, all or any of the rights, powers and remedies possessed by it as (whether at law, by virtue of this Guarantee or otherwise), in each case without further notice and without the restrictions contained in section 103 of the Law of Property Act 1925 (but provided always that the Security Trustee may only commence any such enforcement action at a time at which a Facility Event is continuing), and in particular (without limiting the generality of the foregoing) the Security Trustee shall be entitled:

9.1.1              to apply all monies and other property received under or pursuant to this Guarantee in or towards satisfaction of the Facility Obligations; and

9.1.2              to recover from each Guarantor on demand all Expenses suffered, incurred or paid by the Security Trustee or any other Facility Beneficiary in, or otherwise in connection with, the exercise of the powers (or any of them) referred to in this clause 9.1.

9.2                     Filings

Each Guarantor hereby irrevocably and unconditionally appoints the Security Trustee to be its attorney for it and in its name and on its behalf and as its act and deed or otherwise to agree the form of and to execute, seal and deliver and otherwise perfect and do all deeds, assurances, agreements, instruments, acts and things in order to file, record, register or enrol this Guarantee in any court, public office or elsewhere as the Security Trustee may deem appropriate, now or in the future, to ensure the legality, validity, priority, enforceability or admissibility in evidence hereof and thereof.  The Security Trustee declares that it has an interest in this mandate, accepts the same and declares that the mandate forms part of its security.

9.3                     Remedies cumulative

No failure or delay on the part of the Security Trustee to exercise any right, power or remedy of it under or pursuant to this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by the Security Trustee of any right, power or remedy, or the discontinuance, abandonment or adverse determination of any legal action or proceeding taken by the Security Trustee to enforce any right, power or remedy, preclude any further exercise thereof, any further legal action or proceeding to enforce the same, or the exercise of any other right, power or remedy, nor shall the giving by the Security Trustee of any consent prejudice the right of the Security Trustee to withhold or give consent in relation to any other similar matter.  The rights, powers and remedies of the Security Trustee under and pursuant to this Guarantee are cumulative and are not exclusive of any right, power and remedy provided by law.

9.4                     Delegation

At any time after the occurrence of a Facility Event, the Security Trustee shall be entitled, at any time and as often as the Security Trustee may deem appropriate, to delegate all or any of the rights, powers, remedies and discretions vested in it under and pursuant to this Guarantee in such manner, upon such terms, and to such person or persons as the Security Trustee may deem appropriate.  The Security Trustee shall not be bound to supervise, or be responsible or liable for any act or omission of, any such delegate if the Security Trustee shall have exercised reasonable care in the selection of such delegate.

10                        Further assurance

Each Guarantor further covenants to the Security Trustee that it will, at that Guarantor’s cost and expense, from time to time execute, sign, perfect, do and (if required) file, record, register and enrol every further deed, assurance, agreement, instrument, act and thing which the Security Trustee (acting reasonably) may deem appropriate for the purpose of perfecting the guarantee created by and under or intended to be created by and under this Guarantee.

11                        Payments and Taxes

11.1              Grossing up

11.1.1        If at any time any Guarantor is required to make any deduction or withholding in respect of Taxes from any amount payable to the Security Trustee (or if the Security Trustee is required to make any such deduction or withholding from any amount payable to any Facility Beneficiary), the amount payable by that Guarantor shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Security Trustee (or, as the case may be, that Facility Beneficiary) receives on the due date for payment of that amount (and retains, free from any liability in respect of that deduction or withholding) a net amount equal to the amount which it would have received had no such deduction or withholding been required to be made and that Guarantor shall indemnify the Security Trustee, on demand by the Security Trustee, against all Losses suffered, incurred or paid by it or any Facility Beneficiary by reason of any failure of any Guarantor to make any such deduction or withholding or by reason of any increased amount not being paid on the due date.  Each Guarantor shall promptly deliver to the Security Trustee all receipts, certificates and other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

11.1.2        No Guarantor shall be required to make any increased payment under clause 11.1.1 if, on the date on which the amount from which the relevant deduction or withholding was made fell due, the payment could have been made to the relevant Facility Beneficiary without a deduction or withholding if it was a Qualifying Bank, but on that date that Facility Beneficiary is not, or has ceased to be, a Qualifying Bank, other than as a result of any change after the date it became a Facility Beneficiary under this Guarantee in (or in the interpretation, administration or application of) any law or any published practice or concession of any relevant taxing authority.

11.1.3        A Facility Beneficiary making or intending to make a claim under clause 11.1.1 shall promptly notify the Security Trustee of the event which will give, or has given, rise to the claim, following which the Security Trustee shall notify the Bluewater Agent.

11.2              Indemnity payments

If any amount payable by any Guarantor to any Facility Beneficiary under or pursuant to the Facility Documents by way of an indemnity or reimbursement of any Losses proves to be insufficient, as a result of Taxation thereon, to indemnify or reimburse in full that Facility Beneficiary for the Losses incurred by it on an after-Tax basis (after taking into account any deduction, credit or other relief obtained by that Facility Beneficiary in respect of those Losses), that Guarantor will pay to the Security Trustee within five (5) Banking Days of demand for the account of that Facility Beneficiary an additional amount equal to the amount which (after taking into account any Taxation thereon) shall indemnify or reimburse in full that Facility Beneficiary for those Losses on such after-Tax basis.

11.3              Claw-back of Tax benefit

If, following any deduction or withholding referred to in clause 11.1 or any Taxation referred to in clause 11.2, the Security Trustee (or, as the case may be, the relevant Facility Beneficiary) shall receive or be granted a credit against or remission for any Taxes payable by it, the Security Trustee shall, and the Security Trustee shall use its reasonable endeavours to procure that that Facility Beneficiary shall, subject to that Guarantor having paid the relevant increased amount in accordance with clause 11.1 or clause 11.2 and to the extent that the Security Trustee or that Facility Beneficiary can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the rights of the Security Trustee or that Facility Beneficiary to obtain any other relief or allowance which may be available to it, reimburse to that Guarantor such amount as the Security Trustee or that Facility Beneficiary shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the Security Trustee or that Facility Beneficiary (after that reimbursement) in no better and no worse position than it would have been in had there been no such deduction or withholding or Taxation.  Such reimbursement shall be made forthwith upon the Security Trustee or that Facility Beneficiary certifying that that credit or remission has been received by it.  Nothing contained in this Guarantee shall oblige the Security Trustee or any Facility Beneficiary to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations.  Without prejudice to the generality of the foregoing, no Guarantor shall, by virtue of this clause 11.3, be entitled to enquire about the tax affairs of the Security Trustee or any Facility Beneficiary.  PROVIDED THAT if any Guarantor requests in writing that the Security Trustee or any Facility Beneficiary make an application for relief (whether in whole or in part) in respect of any deduction or withholding required by law pursuant to the provisions of a double tax treaty, the Security Trustee or that Facility Beneficiary shall (at the cost of that Guarantor) take such action as that Guarantor shall reasonably request to make that application to the applicable Tax authority.  If the Security Trustee or that Facility Beneficiary subsequently obtains a repayment (whether in whole or in part) of that deduction or withholding from that Tax authority in circumstances where that Guarantor has paid the relevant increased amount in accordance with clause 11.1 or clause 11.2, the Security Trustee or that Facility Beneficiary shall, provided that the Security Trustee or that Facility Beneficiary has received all amounts which are then due and payable by any Guarantor under the provisions of this Guarantee and the other Facility Documents, pay to that Guarantor such amount as will leave the Security Trustee or that Facility Beneficiary in no better and in no worse position than it would have been in had there been no such deduction or withholding.

11.4              No set-off or counterclaim

Each payment to be made by any Guarantor to the Security Trustee under or pursuant to this Guarantee shall be made in full, without any set-off or counterclaim whatsoever,

and, subject to clause 11.1, free and clear of any deduction or withholding, in Dollars (except for Losses which shall be payable in the currency in which they are incurred) on the due date to the Facility Agent Account.

11.5              Default interest

11.5.1        If any Guarantor fails to pay any amount payable by it under or pursuant to this Guarantee and the other Facility Documents (including, without limitation, any amount payable pursuant to this clause 11.5) on its due date for payment, that Guarantor shall, on demand by the Security Trustee, pay to the Security Trustee interest on that amount from the due date to the date of actual payment (after as well as before judgment) at (except to the extent expressly otherwise provided in this Guarantee or the relevant Facility Document) the Default Rate.   To the extent that interest on any amount payable under or pursuant to this Guarantee also accrues on the same amount under the Credit Agreement or any other Facility Document, there shall be no double-counting of interest on that amount and each payment of interest on that amount by the relevant person under this Guarantee or under the Credit Agreement or that other Facility Document shall be a pro tanto discharge of the corresponding liability of any other person to pay interest on that amount.

11.5.2        Interest payable pursuant to clause 11.5.1 shall be due and payable on the last day of each period (which shall not exceed three (3) months) determined by the Security Trustee for this purpose (and each such day shall, for the purposes of this Guarantee, be an Interest Payment Date).

The Security Trustee shall notify each Guarantor promptly of the duration of each period and rate of interest determined under this clause 11.5.

11.6              Currency indemnity

If any amount due from any Guarantor to the Security Trustee under or pursuant to this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under or pursuant to this Guarantee or under or pursuant to that order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against any Guarantor, (b) obtaining an order or judgment in any court or other tribunal, or (c) enforcing any order or judgment given or made in relation to this Guarantee, that Guarantor shall indemnify and hold harmless the Security Trustee, on demand by the Security Trustee, from and against any and all Losses suffered, incurred or paid by the Security Trustee as a result of any difference between (i) the rate or rates of exchange used for such purpose to convert the amount in question from the first currency into the second currency, and (ii) the rate or rates of exchange at which the Security Trustee may in the ordinary course of business purchase the first currency with the second currency upon receipt of an amount paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.  Any amount due from any Guarantor under this clause 11.6 shall be due as a separate debt and shall not be affected by any order or judgment and the term “rate of exchange” includes any premia and costs of exchange payable in connection with the purchase of the first currency with the second currency.

12                        Losses

Each of the Guarantors and the Bluewater Agent expressly acknowledge and agree that their obligations and liabilities under or pursuant to clause 17 of the Deed of Proceeds and Priorities extend to this Guarantee.

13                        Benefit and burden/assignment

13.1              Benefit and burden

This Guarantee shall be binding upon each Guarantor and its successors in title, and shall enure for the benefit of each of the Facility Beneficiaries and each of their respective successors in title.  Each Guarantor expressly acknowledges and accepts the provisions of clause 16.4 of the Credit Agreement and agrees that each Transferee shall be entitled to the benefit of this Guarantee and the obligations and liabilities of each Guarantor under and pursuant to this Guarantee, and the powers, rights and remedies of the Facility Beneficiaries under and pursuant to this Guarantee, as if that Transferee had originally been a Facility Beneficiary.  Each Guarantor (subject to the Bluewater Agent having given consent, if required, pursuant to clause 16.4 of the Credit Agreement) irrevocably authorises and instructs the Security Trustee (who accepts that appointment as part of the security being given to the Facility Beneficiaries and declares that it has an interest therein) to execute and deliver any Transfer Certificate on its behalf and undertakes not to revoke, withdraw or qualify that authority or instruction at any time.  In addition, each Guarantor expressly acknowledges and accepts the provisions of (i) clause 22 of the Credit Agreement and agrees that each person who shall for the time being act as facility agent pursuant to such clause 22 shall be entitled to the benefit of this Guarantee and the obligations and liabilities of each Guarantor under and pursuant to this Guarantee, and the powers, rights and remedies of the Facility Beneficiaries under and pursuant to this Guarantee, as if that person had originally been a Facility Beneficiary, and (ii) clause 6 of the Deed of Proceeds and Priorities and agrees that each person who shall for the time being act as security trustee pursuant to such clause 6 shall be entitled to the benefit of this Guarantee and the obligations and liabilities of each Guarantor under and pursuant to this Guarantee, and the powers, rights and remedies of the Facility Beneficiaries under and pursuant to this Guarantee, as if that person had originally been a Facility Beneficiary.

13.2              Disclosure of information

13.2.1        Any of the Security Trustee and the other Facility Beneficiaries may disclose to any of its Subsidiaries or Affiliates and to any prospective Transferee, or to any other person who may propose entering into contractual arrangements with the Security Trustee or that other Facility Beneficiary in relation to the Equipment, the Assigned Property or any part thereof and/or the Facility Documents (including any person to whom a Facility Beneficiary wishes to grant a sub-participation under clause 16.8 of the Credit Agreement), such information concerning any Guarantor as the Security Trustee or that other Facility Beneficiary may deem appropriate if the Security Trustee or that other Facility Beneficiary first (a) (except in the case of any disclosure to any such Subsidiary or Affiliate) obtains the consent of that Guarantor (which consent shall not be unreasonably withheld or delayed).

13.2.2        No disclosure of information may be made under clause 13.2.1 (or otherwise) to any Subsidiary or Affiliate of a Facility Beneficiary or to any prospective Transferee or other person unless, prior to that disclosure (a) that Facility Beneficiary has informed the Bluewater Agent of the full content and terms of the proposed disclosure, and (b) such Subsidiary, Affiliate, prospective Transferee or other person, as the case may be, undertakes in writing to the Guarantor to, keep secret and confidential, and not, without the prior written consent of the Bluewater Agent, disclose to any third party any of, the information disclosed to it by the Security Trustee or that other Beneficiary.

13.2.3        It shall not be unreasonable at any time for the Bluewater Agent to withhold its consent to any disclosure under clause 13.2.1 if the Bluewater Agent, acting in good faith, is not satisfied that an undertaking given in accordance with clause 13.2.2 received from the person to whom disclosure is intended to be made would be sufficient to adequately safeguard and protect the Bluewater Group’s legal or commercial interests.

13.2.4        If any Guarantor fails to respond to a request for its consent within five (5) Banking Days of that request being made, that Guarantor shall be deemed to have given the consent requested.

13.3              No assignment

No Guarantor may, and each Guarantor shall not, assign or transfer to any person all or any of its rights and obligations under and pursuant to this Guarantee.

13.4              Additional Obligors

If and whenever it is agreed or required pursuant to clause 8.3.2, 21.7, 21.9 or any other provision of the Credit Agreement, that there is to be or become one or more Additional Guarantors, the Bluewater Agent shall procure that that Additional Guarantor satisfies the conditions set out in the relevant provision of the Credit Agreement (including, without limitation, the execution of a Guarantee Accession Deed) and each Guarantor (other than that Additional Guarantor) and the Bluewater Agent hereby irrevocably authorises and instructs the Security Trustee (who accepts that appointment as part of the security being given to the Facility Beneficiaries and declares that it has an interest therein) to execute and deliver any Guarantee Accession Deed on its behalf and undertakes not to revoke, withdraw or qualify that authority or instruction at any time.

13.5              Resignation of the Guarantor

A Guarantor may only cease to be a Guarantor for the purpose of this Guarantee as contemplated by and pursuant to clause 21.8 of the Credit Agreement.

14                        Limitations and Rights of Contribution

14.1              Norwegian Guarantors

Notwithstanding anything to the contrary contained in this Guarantee or any of the other Transaction Documents, the obligations and liabilities under this Guarantee of any Guarantor incorporated as a public limited liability company or a limited liability company (as the case may be) under the laws of the Kingdom of Norway shall not extend to any obligation or liability which, if such obligations and liabilities did so extend, would cause an infringement of any applicable mandatory laws in Norway, including sections 8-7 cf. sections 1-3 cf. 1-4 of the Norwegian Limited Liability Companies Act 1997 or the Norwegian Public Limited Liability Companies Act 1997 (as the case may be).

14.2              Right to reimbursement

14.2.1        To the extent that any Guarantor other than Aurelia Energy shall be required hereunder to pay a portion of the obligations and liabilities under this Guarantee in excess of the amount of economic benefits actually received by such Guarantor, Aurelia Energy agrees to reimburse each such Guarantor for such excess.

14.2.2        To the extent that any Guarantor other than Aurelia Energy (a “Paying Obligor”) shall be required hereunder to pay a portion of the obligations and liabilities under this Guarantee exceeding the greater of (a) the amount of the economic benefit actually received by such Paying Obligor from the Transaction Documents and (b) the amount such Paying Obligor would otherwise have paid if such Paying Obligor had paid the aggregate amount of the obligations and liabilities under this Guarantee (excluding the amount thereof repaid by other Guarantors) in the same proportion as the net worth of such Paying Obligor at the date of this Guarantee bears to the aggregate net worth of all the Guarantors at the date hereof, then each other such Guarantor agrees to reimburse the Paying Obligor for the amount of such excess, pro rata, based on the respective net worths of the Guarantors at the date hereof.

14.3              Evidence of benefit and consideration

Each Guarantor undertakes and agrees to use all reasonable endeavours, and to take such action as the Security Trustee may reasonably request, to evidence the benefit and/or consideration received by that Guarantor as a result of the Facility Beneficiaries entering into and performing their respective obligations under the Transaction Documents so as to ensure that this Guarantee is enforceable against that Guarantor to the fullest extent possible under the law applicable to it.

15                        Notices

The provisions of clause 20 of the Deed of Proceeds and Priorities shall be incorporated by reference, mutatis mutandis, in this Guarantee as if all references therein to “this Deed” were references to this Guarantee. In addition, all notices, requests, demands or other communications under this Guarantee to the Security Trustee shall be copied to the Facility Agent.

16                        Law and Jurisdiction

16.1              Law

This Guarantee is governed by, and shall be construed in accordance with, the laws of England and Wales.

16.2              Submission to jurisdiction

For the benefit of the Security Trustee and each other Facility Beneficiary, each Guarantor irrevocably and unconditionally agrees that any legal action or proceeding arising out of or in connection with this Guarantee may be brought in the English courts, which shall have jurisdiction to settle or determine any dispute or claim arising out of or in connection with this Guarantee, and irrevocably and unconditionally submits to the exclusive jurisdiction of the English courts. Each Guarantor irrevocably and unconditionally designates, appoints and empowers WFW Legal Services Limited at the address of its registered office for the time being (presently of 15 Appold Street, London EC2A 2HB, England) to receive, for it and on its behalf, service of process issued out of the English courts in any legal action or proceeding arising out of or in connection with this Guarantee.  The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Security Trustee or any other Facility Beneficiary to take any legal action or proceeding against any Guarantor in any other court of competent jurisdiction nor shall the taking of any legal action or proceeding in any one or more jurisdictions preclude the taking of any legal action or proceeding in any other jurisdiction, whether concurrently or not.  Each Guarantor agrees that only the English courts and not those of any other jurisdiction shall have jurisdiction to settle and determine any dispute or claim which any Guarantor may have against the Security Trustee or any other Facility Beneficiary arising out of or in connection with this Guarantee.

17                        Miscellaneous

17.1              Counterparts

This Guarantee may be entered into in the form of two or more counterparts, each executed by one or more of the parties hereto, and, provided all the parties hereto shall so execute this Guarantee, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

17.2              English language

All certificates, instruments and other documents to be delivered under or supplied in connection with this Guarantee shall be in the English language or shall be accompanied by a certified English translation upon which the recipient shall be entitled to rely.

17.3              Contracts (Rights of Third Parties) Act 1999

17.3.1        Unless expressly provided to the contrary in a Facility Document, a person who is not a party to this Guarantee shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce its terms.

17.3.2        Notwithstanding any term of any Facility Document, the consent of any person who is not a party to a Facility Document is not at any time required to rescind or amend a Facility Document to which it is not a party.

17.3.3        All Bluewater Group Members (including but not limited to the Excluded Subsidiaries), Aurelia Energy and each of the Facility Beneficiaries shall have the right to enjoy and enforce the benefit of any term of the Facility Documents which is expressed to be for its benefit or which purports to confer a benefit on such person.

17.4              Severability of provisions

Each of the provisions of this Guarantee is severable and distinct from the others and if at any time one or more of those provisions is or becomes invalid, illegal or unenforceable under the laws of any jurisdiction neither the validity, legality and enforceability of the remaining provisions of this Guarantee nor the validity, legality and enforceability of those provisions in any other jurisdiction shall in any way be affected or impaired thereby.

17.5              Notes

The parties hereto agree that for the purposes of the Notes and the documentation related thereto, the Indebtedness under and pursuant to this Guarantee is and shall be deemed to be “Designated Senior Indebtedness”.

IN WITNESS WHEREOF this Guarantee has been duly executed and delivered as a deed by each of the parties hereto on the date first above written.

Schedule 1
Guarantee Accession Deed

THIS ACCESSION DEED is dated                                                                         and is made

BETWEEN

(1)                                  [                   ], a company incorporated under the laws of [                   ], whose registered office is at [                           ] (the “Additional Guarantor”); and

(2)                                  [                            ], a company incorporated under the laws of [                            ], acting through its office at [                                           ] (the “Security Trustee”).

WHEREAS:

(A)                              Pursuant to the facility guarantee (“Guarantee”) dated [           ] 2006, a copy of which is attached hereto, each of the Guarantors made, gave, assumed, undertook and incurred certain representations, warranties, covenants, guarantees, undertakings, agreements, obligations and liabilities to, with and for the benefit of the Security Trustee, upon and subject to the terms and conditions therein contained.

(B)                                It has been agreed that the Additional Guarantor is to be a Guarantor.

(C)                                The execution and delivery of this Deed by the Additional Guarantor is a condition precedent to the agreement referred to in Recital (B) above.

THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:

1                               Definitions

In this Deed, words and expressions defined in the Guarantee (whether expressly or by reference to another document or agreement or otherwise) shall, unless otherwise defined in this Deed, or the context otherwise requires, have the same meanings when used in this Deed.

“Additional Facility Documents” means together this Deed and each [Additional Notice of Assignment] [General Assignment Supplemental Deed and] [Additional Account Charge] [Additional Share Pledge] and DPP Supplemental Deed.

2                               Guarantee

Each of the provisions of the Guarantee shall be incorporated by reference in this Deed as if set out in full, mutatis mutandis, in this Deed and as if all references therein to “the Guarantors”, “any Guarantor”, “each Guarantor” or “a Guarantor” were references to the Additional Guarantor and as if all references therein to “this Guarantee” were references to this Deed.  Pursuant to clause 13.4 of the Guarantee, the Security Trustee is a party to this Deed on behalf of itself and as agent of the Bluewater Agent and each of the Guarantors other than the Additional Guarantor.

3                               Representations and warranties

The Additional Guarantor hereby, as at the Effective Time (as determined pursuant to clause 4) (i) represents, warrants, covenants, guarantees, undertakes and agrees to, with and for the benefit of the Security Trustee in the terms of the Guarantee, as incorporated by reference herein pursuant to clause 2 above, and (ii) agrees to be bound by each of the provisions of the guarantee as if it had been an original party thereto as a Guarantor.

4                               Effective Time

[Where the Additional Guarantor is not an Owner or an Operator] The Effective Time shall be the time (as notified by the Security Trustee to the Bluewater Agent) at which the Security Trustee has received, in form and substance satisfactory to each of the Facility Beneficiaries:

(a)              an original of each of this Deed and the DPP Supplemental Deed, each duly executed by each of the parties thereto;

(b)             each of the documents and evidence specified in Part 1 of schedule 3 to the Credit Agreement (other than that specified in paragraphs 3, 5, 7, 11, 12, 13, 14, 15, 16, 17 and 18 thereof) as if all references therein to (i) the Obligors were to the Additional Guarantor, and (ii) to the Facility Documents were to the Additional Facility Documents, and as if, in relation to paragraph 8 thereof, the opinions referred to were those of relevant counsel in each jurisdiction under whose laws all or any of the Bluewater Agent and the Additional Guarantor is incorporated or by which all or any of the Additional Facility Documents are expressed to be governed.]

[Where the Additional Guarantor is also an Owner or Operator] The Effective Time shall be the time (as notified by the Security Trustee to the Bluewater Agent) at which the Security Trustee has received, in the form and substance satisfactory to each of the Facility Beneficiaries:

(a)                        an original of each of this Deed, the DPP Supplemental Deed and the General Assignment Supplemental Deed duly executed by each of the parties thereto;

(b)                       each of the documents and evidence specified in Part 1 of schedule 3 to the Credit Agreement (other than that specified in paragraphs 11, 12, 13, 14, 16 and 17 thereof) as if all references therein to (i) the Obligors were to the Additional Guarantor, and (ii) the Facility Documents were to the Additional Facility Documents and as if, in relation to paragraph 8 thereof, the opinions referred to were those of relevant counsel in (a) The Netherlands Antilles or, if different the Flag State of the relevant Equipment, (b) each jurisdiction under whose laws all or any of the Bluewater Agent, the Additional Guarantor, each party to all or any of the Additional Facility Documents and each party to all or any of the Additional Assigned Documents is incorporated or by which all or any of the Additional Facility Documents and Additional Assigned Documents are expressed to be governed.]

5                               Bluewater Agent

The Additional Guarantor hereby irrevocably appoints the Bluewater Agent as its agent for all purposes of the Facility Documents including, without limitation, clause 2.7 of the Guarantee.

6                               Additional Guarantor

It is hereby agreed and acknowledged that as at and with effect from the Effective Time, the Additional Guarantor shall accede to and become bound by all the terms and conditions of the Guarantee is a Guarantor for all purposes of the Guarantee and the other Facility Documents.

IN WITNESS WHEREOF this Deed has been duly executed and delivered as a deed by the parties hereto on the date first above written.

Additional Guarantor

EXECUTED as a DEED	)
for and on behalf of	)
[ ]	)
by	)
its duly authorised attorney-in-fact	)
in the presence of:	)

Security Trustee

EXECUTED as a DEED	)
for and on behalf of	)
[	] )
by	)
its duly authorised attorney-in-fact	)
in the presence of:	)

Bluewater Agent

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER ENERGY SERVICES)
B.V.	)
by	)
its duly authorised attorney-in-fact	)
in the presence of:	)

EXECUTION PAGE - FACILITY GUARANTEE

Guarantors
EXECUTED as a DEED	)
for and on behalf of	)
AURELIA ENERGY N.V.	)
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER ENERGY N.V.	)
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER OFFSHORE PRODUCTION	)
SYSTEMS LIMITED	)
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER (BLEO HOLM) N.V.	)
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER (FLOATING PRODUCTION) LIMITED )
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER (GLAS DOWR) N.V.	)
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER (HAEWENE BRIM) N.V.	)
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER (UK) LIMITED	)
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER (MUNIN) N.V.	)
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER ETTRICK PRODUCTION	)
(UK) LIMITED	)
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER FLOATING PRODUCTION B.V. )
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER INTERNATIONAL B.V.	)
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER OFFSHORE PRODUCTION	)
SYSTEMS N.V.
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER OPERATIONS (UK) LIMITED )
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER SERVICES (UK) LIMITED	)
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
LUFENG DEVELOPMENT COMPANY ANS	)
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

EXECUTED as a DEED	)
for and on behalf of	)
PIERCE PRODUCTION COMPANY LIMITED)
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON

Security Trustee
EXECUTED as a DEED	)
for and on behalf of	)
ING BANK N.V.	)
by PHILIP VALLANCE	)	PHILIP VALLANCE
its duly authorised attorney-in-fact	)
in the presence of:	)
CAROL AITKEN

Bluewater Agent
EXECUTED as a DEED	)
for and on behalf of	)
BLUEWATER ENERGY SERVICES B.V.	)
by CORNELIS VOORMOLEN	)	CORNELIS VOORMOLEN
its duly authorised attorney-in-fact	)
in the presence of:	)
MARK LAWSON